EXHIBIT 12

                                  BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                      Ratio of Earnings to Fixed Charges

                                                                                                 Three Months
                                                 Year Ended December 31                         Ended March 31
                                 ________________________________________________________    ____________________
                                    1993       1994        1995        1996        1997        1997        1998
                                 ________    ________    ________    ________    ________    ________    ________
                                                     (dollar amounts expressed in thousands)
Interest costs                  $ 172,170   $ 169,170   $ 154,469   $ 146,234   $ 153,691   $  31,830    $ 43,824
Interest capitalized
  during the period                 2,036       1,630       3,549      17,778      10,575       6,362          68
Interest factor related to
  noncapitalized leases(1)          7,485       9,161       8,600      12,982      11,931       3,486       2,851
                                _________   _________   _________   _________   _________    ________    ________
  Total fixed charges           $ 181,691   $ 179,961   $ 166,618   $ 176,994   $ 176,197    $ 41,678    $ 46,743

Income (loss) before
  income taxes and
  minority interest             $(125,590)  $ (64,750)  $ 589,410   $  31,340    $(28,930)   $(20,230)   $  3,420
Undistributed (earnings)
  losses of less than 50%
  owned persons, net of
  distributions received             (922)     (1,110)    (36,861)     (1,290)      5,180         (30)      3,540
Total fixed charges               181,691     179,961     166,618     176,994     176,197      41,678      46,743
Less: Interest capitalized         (2,036)     (1,630)     (3,549)    (17,778)    (10,575)     (6,362)        (68)
      Guarantee of interest
        on ESOP debt              (22,208)    (20,717)    (19,339)    (17,874)    (16,341)     (4,130)     (3,724)
                                _________   _________   _________   _________   _________    ________    ________
Total earnings (losses)
  before fixed charges          $  30,935   $  91,754   $ 696,279   $ 171,392   $ 125,531    $ 10,926    $ 49,911

  Ratio of earnings to
    fixed charges(2)                 -           -           4.18        -           -            -          1.07


(1)  Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2)  Earnings before fixed charges were inadequate to cover total fixed charges by $150,756,000, $88,207,000,
$5,602,000, and $50,666,000 for the years ended December 31, 1993, 1994, 1996, and 1997 and $30,752,000 for the
three months ended March 31, 1997.